As filed with the Securities and Exchange Commission on March 20, 2025
Registration No. 333-280006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hyzon Motors Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	82-2726724
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
599 South Schmidt Road
Bolingbrook, IL 60440
(Address of Principal Executive Offices, including Zip Code)

John Zavoli
Hyzon Motors Inc.
599 South Schmidt Road
Bolingbrook, IL 60440
(585) 484-9337
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Paul D. Broude
Garrett F. Bishop
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 319-7024

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Hyzon Motors Inc. (the “Registrant”), relates to the Registration Statement No. 333-280006, registering the sale of up to $250,000,000 in the aggregate of (i) unsecured senior or subordinated debt securities (“Debt Securities”), (ii) shares of Class A Common Stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), (iii) shares of preferred stock of the Registrant, as may be issued by the Board of Directors (the “Preferred Stock”), (iv) warrants to purchase shares of Debt Securities, Common Stock or other securities (the “Warrants”), (v) subscription rights to purchase Debt Securities, Common Stock, Preferred Stock, or any combination of such securities, (vi) units consisting of one or more purchase contracts (the “Purchase Contracts”), Warrants, shares of Preferred Stock, shares of Common Stock, Debt Securities or any combination of such securities, (vii) Purchase Contracts obligating holders to purchase from us, and us to sell to the holders, Debt Securities, Common Stock or Preferred Stock, and (viii) the possible resale by Hymas Technologies Limited of 19,620,185 shares of Common Stock, in each case offered by the Registrant under a Sales Agreement with Roth Capital Partners, LLC and BTIG, LLC, which was filed with the Securities and Exchange Commission (the “SEC”) on June 6, 2024 (the “Registration Statement”).

As previously disclosed in a Form 8-K filed with the SEC on December 20, 2024, on December 19, 2024, the board of directors of the Registrant approved (i) the transfer of all or substantially all of the Registrant’s assets through an assignment for the benefit of creditors, and (ii) the liquidation and dissolution of the Registrant pursuant to a plan of dissolution, subject to the approval of the Registrant’s stockholders. In connection with the foregoing, the Registrant has determined to terminate the offerings of the securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois, on March 20, 2025. Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

HYZON MOTORS INC.

By:	/s/ John Zavoli
John Zavoli
General Counsel & Chief Legal Officer